 Dated 01 March 2014

SERVICE AGREEMENT

between

Mitovie Pharma Europe Limited

and

Mr Vinod Kaush

Kennedys

25 Fenchurch Avenue London

EC3M 5AD Tel. 020 7667 9667

Fax. 020 7667 9777

Ref. 10/CVB/M943-3421942 (RND)

Contents

1	INTERPRETATION ................................................................................................................................	4
2	TERM OF APPOINTMENT ..................................................................................................................	6
3	PROFESSIONAL QUALIFICATIONS .................................................................................................	7
4	EMPLOYEE WARRANTIES .................................................................................................................	7
5	DUTIES ....................................................................................................................................................	7
6	PLACE OF WORK .................................................................................................................................	9
7	HOURS OF WORK ................................................................................................................................	9
8	SALARY .................................................................................................................................................	9
9	EXPENSES ...............................................................................................................................................	10
10	BONUS .....................................................................................................................................................	10
11	Life Assurance ........................................................................................................................................
12	PRIVATE MEDICAL INSURANCE .....................................................................................................	11
13	DIRECTORS' AND OFFICERS' INSURANCE....................................................................................	12
14	CAR .................................................................................... ERROR! BOOKMARK NOT DEFINED.
15	HOLIDAYS ..............................................................................................................................................	12
16	INCAPACITY .........................................................................................................................................	13
17	OUTSIDE INTERESTS ..........................................................................................................................	14
18	CONFIDENTIAL INFORMATION ......................................................................................................	14
19	INTELLECTUAL PROPERTY ...............................................................................................................	14
20	CEASING TO BE A DIRECTOR ...........................................................................................................	15
21	PAYMENT IN LIEU OF NOTICE .........................................................................................................	15
22	TERMINATION WITHOUT NOTICE .................................................................................................	16
23	CHANGE OF CONTROL .......................................................................................................................	17
24	GARDEN LEAVE ....................................................................................................................................	19
25	OBLIGATIONS ON TERMINATION ..................................................................................................	19
26	POST-TERMINATION RESTRICTIONS ............................................................................................	20
27	DISCIPLINARY AND GRIEVANCE PROCEDURES .........................................................................	22
28	PENSIONS ...............................................................................................................................................	23
29	DATA PROTECTION ............................................................................................................................	23
30	COLLECTIVE AGREEMENTS ..............................................................................................................	24
31	RECONSTRUCTION AND AMALGAMATION ..............................................................................	24
32	NOTICES .................................................................................................................................................	24
33	ENTIRE AGREEMENT ..........................................................................................................................	25
34	VARIATION ...........................................................................................................................................	25
35	COUNTERPARTS ..................................................................................................................................	25
36	THIRD PARTY RIGHTS ........................................................................................................................	25
37	GOVERNING LAW AND JURISDICTION .........................................................................................	26

2

THIS AGREEMENT is dated 01 March 2014

Parties

(1)               Mitovie Pharma Europe Limited incorporated and registered in Scotland with company number SC264289 whose registered office is at BioCity Scotland, Bo’Ness Road, Newhouse, Lanarkshire, ML1 5UH (Company & Associated Group Companies).

(2)               Vinod Kaushal, Copper Wharf House, Wharf Road, Wraysbury, TW19 5JW (Employee).

Agreed terms

1       INTERPRETATION

1.1                       The definitions and rules of interpretation in this clause 1 apply in this agreement.

Agreed Sum: an amount equivalent to the gross value of one year's basic salary as specified in clause 8.1 (less any sums paid to the Employee by way of notice or payment in lieu of notice).

Appointment: the employment of the Employee by the Company on the terms of this agreement.

Associated Employer: has the meaning given to it in the Employment Rights Act 1996.

Board: the board of directors of the Company (including any committee of the board duly appointed by it).

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Commencement Date: 1 March 2014

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company for the time being confidential to the Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any of its business contacts, including in particular (by way of illustration only and without limitation).

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person (or persons):

(a)            by means of the holding of shares, or the possession of voting power, in or in relation to, that or any other body corporate; or

(b)            by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires Control of it, but does not occur in the circumstances described in clause 23.

Employee's family: the Employee's spouse or civil partner and children under the age of 18.

FSA: the Financial Services Authority and its successors.

Garden Leave: any period during which the Company has exercised its rights under clause 22.44.

Group Company: the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

Incapacity: any sickness or injury which prevents the Employee from carrying out his duties.

3

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to the Employee's employment under this agreement which is not expressly set out in this agreement [or any documents referred to in it].

Restricted Business: the business of manufacture and wholesale distribution of medicines or any other business that the employee was involved in to a material extent in the 6 months before Termination.

Restricted Customer: any firm, company or person who, during the 6 months before Termination, was a customer or late stage prospective customer of or was in the habit of dealing with the Company or any Group Company with whom the Employee had contact or about whom he became aware or informed in the course of employment.

Restricted Person: anyone employed or engaged by the Company or any Group Company who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Employee dealt in the 6 months before Termination in the course of employment.

Staff Handbook: the Company's staff handbook as amended from time to time.

Subsidiary and Holding Company: in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 [and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee].

Termination: the termination of the Employee's employment with the Company however caused.

1.2                       The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3                       A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4                       Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5                       Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6                       The schedules to this agreement form part of (and are incorporated into) this agreement.

2       TERM OF APPOINTMENT

2.1                       Indefinite term

The Appointment shall be deemed to have commenced on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until terminated by either party giving the other not less than six (6) months' prior notice in writing.

2.2                       The first six (6) months of the Appointment shall be a probationary period and the Appointment may be terminated during this period at any time on one month’s notice or payment in lieu of notice. The Company may, at its discretion, extend the probationary period for up to a further three (3) months. During the probationary period the Employee's performance and suitability for continued employment will be monitored. At the end of the probationary period the Employee will be informed in writing if he has successfully completed his probationary period.

2.3                       No employment with a previous employer counts towards the Employee's period of continuous employment with the Company.

2.4                       The Employee consents to the transfer of his employment under this agreement to an Associated Employer at any time during the Appointment.

4

3       PROFESSIONAL QUALIFICATIONS

3.1                       It is a condition of this agreement that the Employee holds a relevant professional qualification and shall continue at all times during the Appointment to be so qualified.

3.2                       The Employee shall immediately notify the Company if he ceases to hold this qualification during the Appointment, or becomes subject to any inquiry, investigation or proceeding that may lead to the loss of the qualification.

4       EMPLOYEE WARRANTIES

4.1                       The Employee represents and warrants to the Company that, by entering into this agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him and undertakes to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if he is in breach of any such obligations.

4.2                       The Employee warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Appointment.

4.3                       The Employee warrants that he is not subject to any restrictions which prevent him from holding office as a director.

5       DUTIES

5.1                       The Employee shall serve the Company as Executive Chairman.

5.2                       During the Appointment the Employee shall:

(a)            act as a director of the Company and carry out duties on behalf of any other Group Company including, if so required by the Board, acting as an officer or consultant of any such Group Company;

(b)            comply with the articles of association (as amended from time to time) of any Group Company of which he is a director;

(c)             abide by any statutory, fiduciary or common-law duties to the Company of which he is a director;

(d)            not do anything that would cause him to be disqualified from acting as a director;

(e)            comply with all requirements, recommendations or regulations, as amended from time to time, of all regulatory authorities relevant to the Company and any code of practice issued by the Company (as amended from time to time);

(f)             comply with the requirements under both legislation and regulation as to the disclosure of inside information;

(g)            unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company and any Group Company of which he is an officer or consultant;

(h)            faithfully and diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Board together with such person or persons as the Board may appoint to act jointly with him;

(i)              comply with all reasonable and lawful directions given to him by the Board;

(j)             promptly make such reports to the Board in connection with the affairs of the Company on such matters and at such times as are reasonably required;

(k)            report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company to the Board immediately on becoming aware of it;

(l)             use his best endeavors to promote, protect, develop and extend the business of the Company;

(m)           consent to the Company monitoring and recording any use that he makes of the Company's electronic communications systems for the purpose of ensuring that the Company's rules are being complied with and for legitimate business purposes; and

(n)            comply with any electronic communication systems policy that the Company may issue from time to time.

5

5.3                       The Employee shall comply with any rules, policies and procedures set out in the Staff Handbook, a copy of which is available from the Finance Department. The Staff Handbook does not form part of this agreement and the Company may amend it at any time. To the extent that there is any conflict between the terms of this agreement and the Staff Handbook, this agreement shall prevail.

5.4                       All documents, manuals, hardware and software provided for the Employee's use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

6       PLACE OF WORK

6.1                       The Employee's normal place of work is BioCity Scotland, Bo’Ness Road, Newhouse, Lanarkshire, ML1 5UH.

6.2                       The Employee agrees to travel on the Company's business (both within the United Kingdom or abroad) as may be required for the proper performance of his duties under the Appointment.

6.3                       During the Appointment the Employee shall not be required to work outside the United Kingdom for any continuous period of more than one month.

7      HOURS OF WORK

7.1                       The Employee's normal working hours shall be 09.00 to 17.30 on Mondays to Fridays and such additional hours as are necessary for the proper performance of his duties. The Employee acknowledges that he shall not receive further remuneration in respect of such additional hours.

7.2                       The parties each agree that the nature of the Employee's position is such that his working time cannot be measured and, accordingly, that the Appointment falls within the scope of regulation 20 of the Working Time Regulations 1998.

8       SALARY

8.1                       The Employee shall be paid an initial salary of £100,000 per annum (inclusive of any fees due to the Employee by the Company as an officer of the Company).

8.2                       The Employee's salary shall accrue from day to day and be payable monthly in arrears and in advance on or about the 28th of each month directly into the Employee's bank or building society.

8.3                       The Employee's salary shall be reviewed by the Board annually, the first such review to take place on 1 March 2015. The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

8.4                       The Company may deduct from the salary, or any other sums owed to the Employee, any money owed to the Company by the Employee.

9      EXPENSES

9.1                       The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment.

9.2                       The Employee shall abide by the Company's policies on expenses as set out in the Staff Handbook from time to time.

9.3                       Any credit card supplied to the Employee by the Company shall be used only for expenses incurred by him in the course of the Appointment.

10    BONUS

10.1                    The Board may in its absolute discretion pay the Employee a bonus of such amount, at such intervals and subject to such conditions as the Board may in its absolute discretion determine taking into account specific performance targets, as agreed between the Employee and the Board from time to time.

10.2                    Any bonus payment to the Employee shall be purely discretionary and shall not form part of the Employee's contractual remuneration under this agreement. If the Company makes a bonus payment to the Employee in respect of a particular financial year of the Company, it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Company.

10.3                    The Company may alter the terms of any bonus targets or withdraw them altogether at any time without prior notice.

6

10.4                    Notwithstanding clause 10, the Employee shall in any event have no right to a bonus or a time-apportioned bonus if:

(a)                            his employment terminates for any reason or he is under notice of termination (whether given by the Employee or the Company) at or before the date when a bonus might otherwise have been payable.

10.5                    Any bonus payments shall not be pensionable.

11     LIFE ASSURANCE

11.1                    After successful completion of the probationary period referred to in clause

2.2 the Employee shall be entitled to participate in the Company's life assurance scheme which shall pay to the Employee's dependents a sum equal to three times the Employee's salary if the Employee dies during the Appointment. Participation is subject to:

(a)           the terms of the Company's life assurance scheme, as amended from time to time;

(b)           the rules or the insurance policy of the relevant insurance provider, as amended from time to time; and

(c)            the Employee satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable.

Full details of the scheme are available from the Finance Department.

11.2                    If the insurance provider refuses for any reason to provide life assurance benefit to the Employee the Company shall not be liable to provide to the Employee any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

11.3                    The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend its life assurance scheme (including the level of the Employee's cover) at any time on reasonable notice to the Employee.

12     PRIVATE MEDICAL INSURANCE

12.1                    After successful completion of the probationary period referred to in clause 2.2 the Employee and the Employee's family shall be entitled to participate in the Company's private medical insurance scheme subject to:

(a)           the terms of that scheme, as amended from time to time;

(b)           the rules or insurance policy of the relevant insurance provider, as amended from time to time; and

(c)            the Employee and his spouse or civil partner and any children under the age of 18 satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable.

Full details of the Company's private medical insurance scheme are available from the Finance Department.

12.2                    If the insurance provider refuses for any reason to provide private medical insurance benefit to the Employee or to the Employee's family the Company shall not be liable to provide any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

12.3                    The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the scheme (including the level of the Employee's cover) at any time on reasonable notice to the Employee.

13     DIRECTORS' AND OFFICERS' INSURANCE

During the Appointment and for six years following Termination the Employee shall be entitled to be covered by a policy of directors' and officers' liability insurance on terms no less favorable than those in place from time to time for other members of the Board. A copy of the policy is available from the Finance Department.

7

14    HOLIDAYS

14.1                    The Employee shall be entitled to 25 days' paid holiday in each holiday year together with the usual public holidays as stated in the Company handbook. The Company's holiday year runs between 1 April and 31 March. If the Appointment commences or terminates part way through a holiday year, the Employee's entitlement during that holiday year shall be calculated on a pro- rata basis rounded up to the nearest half day.

14.2                    Holiday shall be taken at such time or times as shall be approved in advance by the Chief Executive Officer. The Employee shall not without the consent of the Board carry forward any accrued but untaken holiday entitlement to a subsequent holiday year unless the Employee has been unavoidably prevented from taking such holiday during the relevant leave year because of sickness absence or statutory maternity, paternity or adoption leave.

14.3                    The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday except on termination of the Appointment. Subject to clause 14.3 the amount of such payment in lieu shall be 1/260th of the Employee's full-time equivalent salary for each untaken day of the entitlement under clause 14 for the holiday year in which termination takes place and any untaken days carried forward from the preceding holiday year.

14.4                    If the Company has terminated or would be entitled to terminate the Appointment under clause 19.2 or if the Employee has terminated the Appointment in breach of this agreement any payment due under clause 14.2 shall be limited to the Employee's statutory entitlement under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

14.5                    If on termination of the Appointment the Employee has taken in excess of his accrued holiday entitlement, the Company shall be entitled to recover from the Employee by way of deduction from any payments due to the Employee or otherwise one day's pay (calculated at 1/260th of the Employee's full-time equivalent salary) for each excess day.

14.6                    If either party has served notice to terminate the Appointment, the Board may require the Employee to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave under clause 22.44.

14.7                    During any continuous period of absence due to Incapacity of one month or more the Employee shall not accrue holiday under this contract and the Employee's entitlement under clause 14 for the holiday year in which such absence takes place shall be reduced pro rata save that it shall not fall below the Employee's entitlement under the Working Time Regulations 1998.

15     INCAPACITY

15.1                    Subject to the Employee's compliance with the Company's sickness absence procedures (as amended from time to time), he shall continue to receive his full salary and contractual benefits during any period of absence due to Incapacity for up to an aggregate of 2 weeks in any 52 week period. Such payment shall be inclusive of any statutory sick pay due in accordance with applicable legislation in force at the time of absence.

15.2                    The Employee agrees to consent to medical examinations (at the Company's expense) by a doctor nominated by the Company should the Company so require. The Employee agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.

15.3                    If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the Board of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Board may reasonably require. The Employee shall if required by the Board, refund to the Company that part of any damages or compensation recovered by him relating to the loss of earnings for the period of the Incapacity as the Board may reasonably determine less any costs borne by him in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the Company in respect of the period of Incapacity.

15.4                    The rights of the Company to terminate the Appointment under the terms of this Agreement apply even when such termination would or might cause the

Employee to forfeit any entitlement to sick pay, permanent health insurance or other benefits.

16    OUTSIDE INTERESTS

16.1                    Subject to clause 17.2, during the Appointment the Employee shall not, except as a representative of the Company or with the prior written approval of the Board, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).

16.2                    Notwithstanding clause 16, the Employee may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognized stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Company.

16.3                    The Employee agrees to disclose to the Board any matters relating to his spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Board, be considered to interfere, conflict or compete with the proper performance of the Employee's obligations under this agreement.

8

17     CONFIDENTIAL INFORMATION

17.1                    The Employee acknowledges that in the course of the Appointment he will have access to Confidential Information. The Employee has therefore agreed to accept the restrictions in this clause 18.

17.2                    The Employee shall not (except in the proper course of his duties), either during the Appointment or at any time after its termination (however arising), use or disclose to any person, company or other organization whatsoever (and shall use his best endeavors to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

(a)            any use or disclosure authorized by the Board or required by law;

(b)            any information which is already in, or comes into, the public domain other than through the Employee's unauthorized disclosure; or

(c)             any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

18     INTELLECTUAL PROPERTY

18.1                    The Employee shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the course of the Appointment which relate to, or are reasonably capable of being used in, the business of the Company. The Employee acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Employee holds them on trust for the Company. The Employee agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 19.

18.2                    The Employee hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which he has or will have in any existing or future works referred to in clause 19.

18.3                    The Employee hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the benefit of this clause 19 and acknowledges in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 19 shall be conclusive evidence that such is the case.

19     CEASING TO BE A DIRECTOR

19.1                    Except with the prior approval of the Board, or as provided in the articles of association of the Company, the Employee shall not resign as a director of the Company.

19.2                    If during the Appointment the Employee ceases to be a director of the Company (otherwise than by reason of his death, resignation or disqualification pursuant to the articles of association of the Company, as amended from time to time, or by statute or court order) the Appointment shall continue with the Employee as an employee only and the terms of this agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. The Employee shall have no claims in respect of such cessation of office.

20      PAYMENT IN LIEU OF NOTICE

20.1                    Notwithstanding clause 1.6.1, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by paying a sum in lieu of notice (Payment in Lieu) equal to the basic salary (as at the date of termination) which the Employee would have been entitled to receive under this agreement during the notice period referred to at clause 2.1 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)            any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

(b)            any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made; and

(c)             any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

20.2                    The Company may pay any sums due under clause 21 in equal monthly instalments until the date on which the notice period referred to at clause 2.1 would have expired if notice had been given. The Employee shall be obliged to seek alternative income during this period and to notify the Company of any income so received. The instalment payments shall then be reduced by the amount of such income.

20.3                    The Employee shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 20. Nothing in this clause 21 shall prevent the Company from terminating the Appointment in breach.

9

21    TERMINATION WITHOUT NOTICE

21.1                    The Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:

(a)            is disqualified from acting as a director or resigns as a director from the Company without the prior written approval of the Board;

(b)            is guilty of a serious breach of the rules or regulations as amended from time to time of any regulatory authorities relevant to the Company or any code of practice issued by the Company (as amended from time to time);

(c)             fails or ceases to meet the requirements of any regulatory body whose consent is required to enable him to undertake all or any of his duties under the Appointment or is guilty of a serious breach of the rules and regulations of such regulatory body or of any compliance manual of the Company;

(d)            is guilty of any gross misconduct affecting the business of the Company;

(e)            commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Board;

(f)             is, in the reasonable opinion of the Board, negligent and incompetent in the performance of his duties;

(g)            is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;

(h)            is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

(i)              ceases to hold the relevant professional qualification;

(j)             becomes of unsound mind (which includes lacking capacity under the Mental Capacity Act 2005), or a patient under any statute relating to mental health;

(k)            ceases to be eligible to work in the United Kingdom;

(l)             is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Board brings or is likely to bring the Employee or the Company into disrepute or is materially adverse to the interests of the Company;

(m)           is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems; or

(n)            is unable by reason of Incapacity to perform his duties under this agreement for an aggregate period of 2 weeks in any 52-week period.

21.2                    The rights of the Company under clause 21 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this agreement by the Employee as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

22     CHANGE OF CONTROL

22.1                    If there is a Change of Control of the Company and, within 12 months following the Change of Control directly or indirectly in connection with it:

(a)            the Company terminates the Appointment other than in circumstances in which it was entitled to rely on clause 211); or

(b)            the Employee serves notice to terminate the Appointment in accordance with clause 1.6, the Company shall, subject to clause 22.2 below, pay the Agreed Sum to the Employee within one month following Termination. The Agreed Sum shall be payable less any tax or other statutory deductions which the Company is obliged to deduct.

10

22.2                    The payment of the Agreed Sum shall be conditional on and in consideration of:

(a)            the Employee complying with the obligations in clause 23.2(g);

(b)            the Employee complying with and continuing to comply with his obligations relating to confidentiality, intellectual property and restrictive covenants as set out in clause 16.3, clause 17.2(c) and clause 24.4 respectively;

(c)             Clause 24.4 applying notwithstanding that the Appointment may, or without the payment of the Agreed Sum might, otherwise have been repudiated by the Company; and

(d)            the Employee executing such documents in a form reasonably acceptable to the Company as it may require.

22.3                    For the avoidance of doubt, the payment of the Agreed Sum shall not affect the Employee's entitlement to any of the following:

(a)            any accrued but unpaid salary;

(b)            any payment in lieu of accrued but unused holiday; or

(c)             the reimbursement of expenses, provided that all claims for reimbursement are submitted within four weeks after Termination,

in relation, in each case, to the period before Termination.

22.4                    To the extent that the Agreed Sum is damages (which is not admitted), the parties agree that the terms of this clause 21.2 represent a genuine pre- estimate of the loss to the Employee that would arise on termination of the Appointment in the circumstances described and does not constitute a penalty. The [Company waives any requirement on the Employee to mitigate his losses in respect of such termination and the] Employee shall, subject to clause 22.2(d), accept the Agreed Sum in full and final settlement of all and any claims that he may have arising out of the Appointment or its termination (excluding any personal injury claims of which he is not aware at Termination or any claims in relation to accrued entitlements under the Company pension scheme).

23     GARDEN LEAVE

23.1                    Following service of notice to terminate the Appointment by either party, or if the Employee purports to terminate the Appointment in breach of contract, the Board may by written notice place the Employee on Garden Leave for the whole or part of the remainder of the Appointment.

23.2                    During any period of Garden Leave:

(a)            the Company shall be under no obligation to provide any work to the Employee and may revoke any powers the Employee holds on behalf of the Company;

(b)            the Company may require the Employee to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Employee, at such location (including the Employee's home) as the Company may decide;

(c)             the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(d)            the Employee shall remain an employee of the Company and bound by the terms of this agreement;

(e)            the Employee shall ensure that the Chief Executive Officer knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(f)             the Company may exclude the Employee from any premises of the Company; and

(g)            the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company.

11

24     OBLIGATIONS ON TERMINATION

24.1                    On termination of the Appointment (however arising) or, if earlier, at the start of a period of Garden Leave, the Employee shall:

(a)            resign immediately without compensation from any office or trusteeship that he holds in or on behalf of the Company;

(b)            transfer without payment to the Company or as it may direct any shares or other securities held by him in the Company as a nominee or trustee for the Company and deliver to the Company the related certificates;

(c)             immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or its business contacts, any keys, credit card and any other property of the Company including any car provided to the Employee, which is in his possession or under his control;

(d)            irretrievably delete any information relating to the business of the Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company's premises; and

(e)            provide a signed statement that he has complied fully with his obligations under this clause 24 together with such reasonable evidence of compliance as the Company may request.

24.2                    Where the Employee has been placed on Garden Leave he shall not be required by clause 24 to return until the end of the Garden Leave period any property provided to him as a contractual benefit for use during the Appointment.

24.3                    The Employee hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the full benefit of clause 24.1 and clause 24.1(a).

24.4                    On termination of the Appointment however arising the Employee shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company in which he may participate.

25    POST-TERMINATION RESTRICTIONS

25.1                    In order to protect the confidential information, trade secrets and business connections of the Company to which he has access as a result of the Appointment, the Employee covenants with the Company (for itself and as trustee and agent for each Group Company) that he shall not:

(a)            for 6 months after Termination solicit or endeavor to entice away from the Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(b)            for 6 months after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavor to entice away from the Company any Restricted Person;

(c)             for 6 months after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business;

(d)            for 6 months after Termination be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

(e)            at any time after Termination, represent himself as connected with the Company in any Capacity.

25.2                    None of the restrictions in clause 25 shall prevent the Employee from:

(a)            holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognized stock exchange;

(b)            being engaged or concerned in any business concern insofar as the Employee's duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

(c)             being engaged or concerned in any business concern, provided that the Employee's duties or work shall relate solely to services or activities of a kind with which the Employee was not concerned to a material extent in the 6 months before Termination.

12

25.3                    The restrictions imposed on the Employee by this clause 24.46 apply to him acting:

(a)            directly or indirectly; and

(b)            on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

25.4                    The periods for which the restrictions in clause 25 apply shall be reduced by any period that the Employee spends on Garden Leave immediately before Termination.

25.5                    If the Employee receives an offer to be involved in a business concern in any Capacity during the Appointment, or before the expiry of the last of the covenants in this clause 24.4, the Employee shall give the person making the offer a copy of this clause 24.4 and shall tell the Company the identity of that person as soon as possible.

25.6                    The Company and the Employee entered into the restrictions in this clause 24.4 having been separately legally advised.

25.7                    Each of the restrictions in this clause 24.46 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

25.8                    The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this clause 24.46 (or such of those restrictions as the Company deems appropriate) in relation to that Group Company.

26    DISCIPLINARY AND GRIEVANCE PROCEDURES

26.1                    The Employee is subject to the Company's disciplinary and grievance procedures, copies of which are available Finance Department. These procedures do not form part of the Employee's contract of employment.

26.2                    If the Employee wants to raise a grievance, he may apply in writing to the Chief Executive Officer in accordance with the Company's grievance procedure.

26.3                    If the Employee wishes to appeal against a disciplinary decision he may apply in writing to the Chairman in accordance with the Company's disciplinary procedure.

26.4                    The Board may suspend the Employee from any or all of his duties for a period of up to 30 days during any period in which the Company is investigating any disciplinary matter involving the Employee or while any disciplinary procedure against the Employee is outstanding.

26.5                    During any period of suspension:

(a)            the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(b)            the Employee shall remain an employee of the Company and bound by the terms of this agreement;

(c)             the Employee shall ensure that the Chief Executive Officer knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(d)            the Board may exclude the Employee from his place of work or any other premises of the Company; and

(e)            the Board may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company.

13

27     PENSIONS

27.1                    The Employee may join the Company's group personal pension scheme (Scheme) (or such other registered pension scheme as may be set up by the Company to replace the Scheme) subject to satisfying certain eligibility criteria and subject to the rules of the Scheme as amended from time to time. Full details of the Scheme are available from the Finance Department.

27.2                    If the Employee joins the Scheme, the Company shall contribute an amount equal to 5% of the Employee's salary to the Scheme during each year of the Appointment. The Company's contributions to the Scheme shall be payable in equal monthly instalments in arrears, and shall be subject to the rules of the Scheme and the tax reliefs and exemptions available from HM Revenue & Customs, as amended from time to time.

27.3                    The Employee may make contributions to the Scheme of an amount up to the lower of 100% of the Employee's salary and the annual allowance set by HM Revenue & Customs from time to time. Such contributions shall be payable in equal monthly instalments in arrears and shall be made by way of deduction from the Employee's salary.

27.4                    A contracting-out certificate is not in force in respect of the Appointment.

28    DATA PROTECTION

28.1                    The Employee confirms he has read and understood the Company's data protection policy, a copy of which is contained in the Staff. The Company may change its data protection policy at any time and will notify employees in writing of any changes.

28.2                    The Employee shall comply with the data protection policy when processing personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of the Company.

28.3                    The Employee consents to the Company processing data relating to the Employee for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Employee, including, as appropriate:

(a)            information about the Employee's physical or mental health or condition in order to monitor sick leave and take decisions as to the Employee's fitness for work;

(b)            the Employee's racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation;

(c)             information relating to any criminal proceedings in which the Employee has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties; and

28.4                    The Company may make such information available to those who provide products or services to the Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organizations and potential purchasers of the Company or the business in which the Employee works.

28.5                    The Employee consents to the transfer of such information to any Group Company and the Company's business contacts outside the European Economic Area in order to further its business interests even where the country or territory in question does not maintain adequate data protection standards.

29    COLLECTIVE AGREEMENTS

There is no collective agreement which directly affects the Appointment.

30      RECONSTRUCTION AND AMALGAMATION

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favorable to any material extent than the terms of this agreement, the Employee shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

14

31     NOTICES

31.1                    A notice given to a party under this agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given in this agreement or as otherwise notified in writing to the other party.

31.2                    Any such notice shall be deemed to have been received:

(a)            if delivered by hand, at the time the notice is left at the address or given to the addressee;

(b)            in the case of pre-paid first class UK post or other next working day delivery service, at 9.00 am on the second business day after posting or at the time recorded by the delivery service; or

(c)             in the case of pre-paid airmail, 9.00 am on the fifth Business Day after posting or at the time recorded by the delivery service; or

31.3                    A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt:

(a)            all references to time are to local time in the place of deemed receipt; and

(b)            if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 am on the next business day.

31.4                    This clause does not apply to the service of any proceedings or other documents in any legal action.

32    ENTIRE AGREEMENT

32.1                    This agreement and any document referred to in it constitutes the whole agreement between the parties (and in the case of the Employer, as agent for any Group Companies) and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them.

32.2                    Each party acknowledges that in entering into this agreement it has not relied on and shall have no remedy in respect of any Pre-Contractual Statement.

32.3                    Each party agrees that its only liability in respect of those representations and warranties that are set out in this agreement (whether made innocently or negligently) shall be for breach of contract.

32.4                    Nothing in this agreement shall limit or exclude any liability for fraud.

33     VARIATION

No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorized representatives).

34     COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

35     THIRD PARTY RIGHTS

No person other than a party to this agreement may enforce any of its terms.

36     GOVERNING LAW AND JURISDICTION

36.1                    This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with Scottish law.

36.2                    The parties irrevocably agree that the court of Scotland shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non- contractual disputes or claims).

15

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by Mitovie Pharma Europe Ltd acting by Dr Michael Hawthorne, a director

/s/ Dr. Michael Hawthorne

Director

Signed as a deed by Vinod Kaushal

 /s/ Vinod Kaushal

[SIGNATURE OF EMPLOYEE]

16